Exhibit 99.1

FOR IMMEDIATE RELEASE

July 25, 2011

Owens & Minor Releases 2nd Quarter 2011 Financial Results;

Company Reports 5.5% Quarterly Revenue Growth

OMI refines financial guidance for 2011

RICHMOND, VA….Owens & Minor, Inc., (NYSE-OMI) today reported financial results for the second quarter ended June 30, 2011, including quarterly revenue of $2.13 billion, improved 5.5% from revenue of $2.02 billion for the second quarter last year. For the second quarter of 2011, net income was $29.2 million, or $0.46 per diluted share, compared to $29.5 million, or $0.46 per diluted share for the same period of 2010.

“Our second quarter was characterized by solid revenue growth, as we experienced a continuation of stronger purchasing trends from our healthcare customers,” said Craig R. Smith, president & chief executive officer of Owens & Minor. “Armed with prestigious customer awards for service and operational excellence, as well as the CIO 100 award for operational and strategic excellence in information technology, we look forward to providing our innovative and exceptional service to the market as we finish out the year.”

Operating earnings for the second quarter of 2011 were $51.0 million, or 2.39% of revenues, a slight decline when compared to operating earnings of $52.2 million, or 2.58% of revenues, in the second quarter last year. The change in quarterly operating earnings was driven primarily by increased selling, general & administrative expenses (SG&A) resulting from serving business growth.

Year-to-Date Results

For the six months ended June 30, 2011, revenue was $4.26 billion, an improvement of nearly $266 million, or 6.7%, when compared to revenue of $3.99 billion for the first six months of 2010. Net income for the first half of 2011 was $57.9 million, or $0.91 per diluted share, improved $0.6 million, when compared to net income of $57.3 million, or $0.91 per diluted share, in the same period last year. Operating earnings for the year-to-date period were $102.0 million, or 2.40% of revenues, an increase of less than $1 million when compared to operating earnings of $101.3 million, or 2.54% of revenues for the same period in the prior year.

Asset Management

The balance of cash and cash equivalents was $159.2 million at June 30, 2011, unchanged from December 31, 2010. For the first six months of 2011, cash used for operating activities was $34.5 million, compared to cash provided by operating activities of $183.1 million for the same period last year. Total interest-bearing debt as of June 30, 2011, was $214 million, increased slightly when compared to $211 million as of December 31, 2010. Days sales outstanding (DSO) were 20.6 days, compared to 19.8 days at the end of the prior year’s second quarter. Inventory turns were 10.4, compared to turns of 10.6 for the same period last year.

2011 Outlook

After considering year-to-date 2011 financial and operational results, the company refined its financial guidance for the full year.

“Based on our performance in the first six months of 2011, we are increasing our targeted revenue growth for 2011 to a range of 4% to 6% when compared to 2010, and we believe that net income per diluted share for the full year will be near the lower end of the original range provided of $1.95 to $2.10,” said Smith.

The 2011 outlook is based on certain assumptions that are subject to the risk factors discussed in the company’s filings with the Securities & Exchange Commission.

Recent Highlights

•

Owens & Minor and Amsino Medical Group (Amsino), a privately held healthcare products developer and manufacturer, have entered into an agreement to establish a joint venture designed to provide sourcing services for Owens & Minor’s private label offering. In an agreement dated July 24, 2011, Owens & Minor, as the majority partner, will provide initial start-up capital to establish the newly formed entity. Responsibilities of the joint venture will include manufacturer identification and qualification, regulatory compliance, quality assurance, and logistics and shipping management. Owens & Minor believes that with this further expansion of its private label sourcing capabilities, it will improve service, quality and value for its private-label product customers. Amsino has provided high-value medical products to the U.S. and global markets since 1993, and has facilities in China. Consummation of the agreement is subject to certain conditions.

•

During the second quarter, Owens & Minor was named as a recipient of the 2011 CIO 100 award. The 24th annual award program, produced each year by CIO magazine, recognizes organizations around the world that exemplify the highest level of operational and strategic excellence in information technology. The theme of this year’s CIO 100 was “innovation for business growth.”

•

In June 2011, Owens & Minor was honored by the Premier healthcare alliance with two distinctions, the Polaris Award for quality service, high focus on customer relationships and exceptional customer service, and the Pinnacle Award, which is awarded by the Premier membership for outstanding management of contracts and for providing clinical and financial value to members of Premier. Owens & Minor is the first Premier provider to win these two awards in three consecutive years.

•	During the third quarter, Owens & Minor intends to participate in the following investor conferences:

•	Robert W. Baird 2011 Healthcare Conference – September 8, 2011, New York

•	Stifel, Nicolaus & Company Healthcare Conference – September 8, 2011, Boston

Investors’ Conference Call & Supplemental Material

Owens & Minor management will conduct a conference call to discuss the second quarter financial results on Tuesday, July 26, 2011, at 8:30 a.m. EDT. The access code for the conference call, international dial-in, and replay is #79573958. Participants may access the call at 877-748-0043. The international dial-in number is 706-758-5871. A replay of the call will be available for three weeks by dialing 800-642-1687. A webcast of the call, along with supplemental information, will be available on www.owens-minor.com under “Investor Relations.”

Information on www.Owens-Minor.com

Owens & Minor uses its website, www.owens-minor.com, as a channel of distribution for material company information, including news releases, investor presentations and financial information. This information is routinely posted and accessible under the Investor Relations section.

Safe Harbor Statement

Except for historical information, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risk factors are discussed in reports filed by the company with the Securities & Exchange Commission. All of this information is available at www.owens-minor.com. The company assumes no obligation, and expressly disclaims any such obligation, to update or alter information, whether as a result of new information, future events, or otherwise.

Owens & Minor, Inc., (NYSE: OMI) a FORTUNE 500 company headquartered in Richmond, Virginia, is a leading national distributor of name-brand medical and surgical supplies and a healthcare supply-chain management company. Owens & Minor is also a member of the Russell 2000® Index, which measures the performance of the small-cap segment of the U.S. equity universe, as well as the S&P MidCap 400, which includes companies with a market capitalization of $1 billion to $4.4 billion that meet certain financial standards. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate site locations, group purchasing organizations, and the federal government. Owens & Minor provides technology and consulting programs that improve inventory management and streamline logistics across the entire medical supply chain—from origin of product to patient bedside. For news releases, or for more information about Owens & Minor, visit the company website at www.owens-minor.com.

CONTACTS: Trudi Allcott, Director, Investor & Media Relations, 804-723-7555;

Chuck Graves, Director, Finance & Investor Relations, 804-723-7556

Source: Owens & Minor

Owens & Minor, Inc.

Condensed Consolidated Statements of Income (unaudited)

(in thousands, except per share data)

	Three Months Ended June 30,
	2011	2010
Net revenue	$2,131,448	$2,019,893
Cost of goods sold	1,915,382	1,820,953

Gross margin	216,066	198,940
Selling, general and administrative expenses	156,321	139,641
Pension expense	—	699
Depreciation and amortization	8,249	7,107
Other operating expense (income), net	457	(669)

Operating earnings	51,039	52,162
Interest expense, net	3,020	3,505

Income before income taxes	48,019	48,657
Income tax provision	18,855	19,188

Net income	$29,164	$29,469

Net income per common share - basic	$0.46	$0.47
Net income per common share - diluted	$0.46	$0.46

Weighted average shares - basic	63,007	62,334
Weighted average shares - diluted	63,198	62,606

	Six Months Ended June 30,
	2011	2010
Net revenue	$4,255,263	$3,989,563
Cost of goods sold	3,828,422	3,593,622

Gross margin	426,841	395,941
Selling, general and administrative expenses	307,294	280,713
Pension expense	—	1,340
Depreciation and amortization	17,016	13,896
Other operating expense (income), net	495	(1,321)

Operating earnings	102,036	101,313
Interest expense, net	6,737	6,804

Income before income taxes	95,299	94,509
Income tax provision	37,395	37,223

Net income	$57,904	$57,286

Net income per common share - basic	$0.91	$0.91
Net income per common share - diluted	$0.91	$0.91

Weighted average shares - basic	62,808	62,213
Weighted average shares - diluted	63,012	62,500

Owens & Minor, Inc.

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	June 30, 2011	December 31, 2010
Assets
Current assets
Cash and cash equivalents	$159,194	$159,213
Accounts and notes receivable, net	504,509	471,661
Merchandise inventories	751,613	720,116
Other current assets	70,600	52,799

Total current assets	1,485,916	1,403,789
Property and equipment, net	100,807	101,545
Goodwill, net	247,271	247,271
Intangible assets, net	23,575	24,825
Other assets, net	48,301	44,609

Total assets	$1,905,870	$1,822,039

Liabilities and shareholders’ equity
Current liabilities
Accounts and drafts payable	$581,768	$531,735
Accrued payroll and related liabilities	18,626	20,588
Deferred income taxes	34,810	39,082
Other accrued liabilities	97,829	103,076

Total current liabilities	733,033	694,481
Long-term debt, excluding current portion	212,137	209,096
Deferred income taxes	15,860	12,107
Other liabilities	49,061	48,837

Total liabilities	1,010,091	964,521

Shareholders’ equity
Common stock	127,539	126,867
Paid-in capital	175,169	165,447
Retained earnings	597,945	570,320
Accumulated other comprehensive loss	(4,874)	(5,116)

Total shareholders’ equity	895,779	857,518

Total liabilities and shareholders’ equity	$1,905,870	$1,822,039

Owens & Minor, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Six Months Ended June 30,
	2011	2010
Operating activities:
Net income	$57,904	$57,286
Adjustments to reconcile net income to cash (used for) provided by operating activities of continuing operations:
Provision for LIFO reserve	11,265	8,433
Depreciation and amortization	17,016	13,896
Share-based compensation expense	3,581	4,633
Provision for losses on accounts and notes receivable	758	1,450
Pension expense	—	1,340
Pension contributions	(543)	(8,300)
Deferred income tax (benefit) expense	(674)	4,201
Changes in operating assets and liabilities:
Accounts and notes receivable	(33,606)	28,604
Merchandise inventories	(42,762)	(30,622)
Accounts payable	(24,267)	113,988
Net change in other assets and liabilities	(23,321)	(10,900)
Other, net	114	(921)

Cash (used for) provided by operating activities of continuing operations	(34,535)	183,088

Investing activities:
Additions to property and equipment	(8,175)	(15,488)
Additions to computer software and intangible assets	(5,573)	(4,811)
Proceeds from the sale of property and equipment	44	1,612

Cash used for investing activities of continuing operations	(13,704)	(18,687)

Financing activities:
Increase (decrease) in drafts payable	74,300	(82,350)
Proceeds from exercise of stock options	7,394	5,602
Excess tax benefits related to share-based compensation	1,761	1,735
Other, net	(4,514)	(4,622)
Repurchases of common stock	(5,086)	—
Cash dividends paid	(25,496)	(22,324)

Cash provided by (used for) financing activities of continuing operations	48,359	(101,959)

Discontinued operations:
Operating cash flows	(139)	(940)

Net cash used for discontinued operations	(139)	(940)

Net (decrease) increase in cash and cash equivalents	(19)	61,502

Cash and cash equivalents at beginning of period	159,213	96,136

Cash and cash equivalents at end of period	$159,194	$157,638

Owens & Minor, Inc.

Financial Statistics (unaudited)

	Quarter Ended
(in thousands, except ratios and per share data)	6/30/2011	3/31/2011	12/31/2010	9/30/2010	6/30/2010

Operating results:
Net revenue	$2,131,448	$2,123,815	$2,070,166	$2,063,879	$2,019,893

Gross margin	$216,066	$210,775	$207,830	$203,954	$198,940
Gross margin as a percent of revenue	10.14%	9.92%	10.04%	9.88%	9.85%

SG&A expenses	$156,321	$150,973	$142,340	$141,116	$139,641
SG&A expenses as a percent of revenue	7.33%	7.11%	6.88%	6.84%	6.91%

Operating earnings	$51,039	$50,997	$39,310	$55,313	$52,162
Operating earnings as a percent of revenue	2.39%	2.40%	1.90%	2.68%	2.58%

Net income	$29,164	$28,740	$21,788	$31,505	$29,469

Net income per common share - basic	$0.46	$0.45	$0.35	$0.50	$0.47

Net income per common share - diluted	$0.46	$0.45	$0.34	$0.50	$0.46

Accounts receivable:
Accounts and notes receivable, net	$504,509	$520,688	$471,661	$501,270	$468,026

Days sales outstanding (1)	20.6	21.1	19.6	21.3	19.8

Inventory:
Merchandise inventories	$751,613	$729,546	$720,116	$733,296	$712,078

Average inventory turnover (1)	10.4	10.7	10.2	10.2	10.6

Financing:
Cash and cash equivalents	$159,194	$185,850	$159,213	$145,070	$157,638

Total interest-bearing debt	$214,020	$210,801	$210,906	$210,270	$209,416

Stock information:
Cash dividends per common share	$0.200	$0.200	$0.177	$0.177	$0.177

Stock price at quarter-end	$34.49	$32.48	$29.43	$28.46	$28.38

(1)	Days sales outstanding (DSO) and average inventory turnover are based on three-months’ sales.

Certain adjustments have been made to prior period amounts to conform to current year presentation.